NEWS                                 DT Industries, Inc.
BULLETIN                             1949 E. Sunshine
                                     Suite 2-300
FROM:                                Springfield, MO 65804
  FRB                                Nasdaq:  DTII

The Financial Relations Board, Inc.

For further information:


AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:

Bruce Erdel                     Karl Plath           Bob Lyons
Vice President, Finance         General Information  Analyst Contact
417/890-0102                    312/640-6738         312/640-6790



FOR IMMEDIATE RELEASE


        DT INDUSTRIES ANNOUNCES ACQUISITION OF MID-WEST AUTOMATION


SPRINGFIELD, MO, July 22,1996--DT Industries Inc. (Nasdaq: DTII) today announced it has purchased the outstanding stock of Mid-West Automation Enterprises Inc., a Chicago-area designer and manufacturer of integrated precision assembly systems, for approximately $77 million, net of cash acquired. The acquisition was a cash transaction funded through a newly restructured $200 million credit facility. The acquisition of Mid-West, is expected to be immediately accretive to DT Industries. Excluding certain non-recurring charges, Mid-West is expected to earn approximately $18 million in operating profit on sales exceeding $85 million for the year ended May 26, 1996. Backlog at June 30, 1996, was approximately $70 million.

     "The addition of Mid-West Automation Systems, in addition to being highly accretive, would be a strong strategic fit with our DT Automation Group," said Stephen J. Gore, president and chief executive officer. "In keeping with our strategic acquisition criteria, Mid-West is an acknowledged leader in the design and manufacturing of integrated precision assembly systems, has a strong management team in place, possesses exceptional design-engineering expertise and provides strong cross-selling opportunities for our other divisions," Gore noted.

     "The Mid-West acquisition is another step in our strategy of providing one-stop assembly automaton solutions and further enhances our ability to attract new, high-volume customers," Gore said. "Mid-West's partnership approach to systems development fits well with our philosophy of providing our customers with the best assembly system technology available in the industry."

     Mid-West Automation, located in Buffalo Grove, IL., operates out of a 260,000-square-foot, state-of-the-art facility employing 450 people, including more than 100 concept, mechanical and electrical engineers. The company was founded in 1965.

     DT Industries Inc. is a leading designer, manufacturer and integrator of automated production equipment and systems used to manufacture or package industrial and consumer products. The company also produces precision metal components for a broad range of industrial applications and wear parts for the knitting industry.

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     For further information an DT Industries by fax, at no cost, dial
          1-800-PRO-INFO and use ticker symbol "DTII"